Exhibit 99(h)(iv)

Hawaiian Tax-Free TRUST

OFFICER Outsourcing AGREEMENT

This Officer Outsourcing Agreement (the “Agreement”) is made as of August 31, 2024 by and between Hawaiian Tax-Free Trust, a Massachusetts business trust (the “Trust”), and JW Fund Management LLC, a Pennsylvania limited liability company (“Servicer”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust desires that Servicer perform certain services and Servicer is willing to provide those services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Trust and Servicer hereby agree as follows:

SECTION 1. PROVISION OF OFFICER; DELIVERY OF DOCUMENTS

(a) Servicer hereby agrees to provide one or more Representatives (defined in Section 2 below) for consideration by the Board of Trustees of the Trust (the “Board”) to serve in executive and financial officer positions (“Officer”) as set forth in the Appendices attached for the period and on the terms and conditions set forth in this Agreement.

(b) In connection therewith, the Trust has delivered or otherwise made available to Servicer copies of all documents related to each Officer’s respective duties and obligations to the Trust, and shall promptly furnish Servicer with all amendments of or supplements to such documents. Such documents shall include, but are not limited to: (i) the Trust’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Trust’s current Registration Statement filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (collectively, as currently in effect and as amended or supplemented, the “Registration Statement”); (iii) the Trust’s current Prospectus, Summary Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”) for each current series of the Trust (each a “Fund”), and any Prospectus adopted by the Board during the period that this Agreement is in effect; (iv) each plan of distribution or similar document that may be adopted by the Trust under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Trust; and (v) all compliance policies, programs and procedures adopted by the Trust with respect to the Trust. The Trust shall deliver to Servicer a certified copy of the resolution of the Board appointing each Officer to its respective office hereunder and authorizing the execution and delivery of this Agreement. In addition, the Trust shall deliver, or cause to be delivered, to Servicer upon Servicer’s reasonable request any other documents that would enable the Officers to perform their respective duties and obligations to the Trust.

SECTION 2. DUTIES OF Servicer

(a) Subject to the approval of the Board, Servicer shall provide the Trust with one or more employees and/or duly retained independent contractors of Servicer (each, a “Representative”), each of whom shall be competent and knowledgeable, to serve in the relevant Officer position(s) for the Trust, each of whom, upon election by the Board, will have the full authority attendant to the respective office as set forth in Trust’s Organizational Documents.

(b) Servicer will use commercially reasonable efforts to cause each Representative to perform the respective services as set forth on the relevant Appendix A hereto (the “Services”).

(c) Servicer shall maintain records relating to the Services (collectively, the “Records”), as are required to be maintained under Applicable Law (defined below). Such reports shall be maintained in the manner and for the periods as are required under Applicable Law. The Records shall be the property of the Trust. The Trust, or the Trust’s authorized representatives, shall have access to the Records at all times during Servicer’s normal business hours. Upon the reasonable request of the Trust, copies of any of the Records shall be provided promptly by Servicer to the Trust or the Trust’s authorized representatives at the Trust’s expense.

(d) Nothing contained herein shall be construed to require Servicer to perform (or cause any Representative to perform) any service that could cause Servicer (or any Representative) to be deemed an investment adviser or underwriter for purposes of Applicable Law, or that could cause the Trust to act in contravention of the Trust’s Registration Statement or any Applicable Law. Further, while Servicer will cause the Representatives to provide services under this Agreement to assist the Trust with respect to the Trust’s obligations under and compliance with various laws and regulations, Trust understands and agrees that none of Servicer nor any Representative is a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Servicer and/or a Representative and the Trust or to require Servicer or any Representative to render legal advice or otherwise engage in the practice of law in any jurisdiction.

The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with all Applicable Law and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Prospectus. Except with respect to Servicer’s duties as set forth in this Section 2, and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all Applicable Law. None of Servicer’s nor any Representative’s services hereunder shall relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto. As used in this Agreement, “Applicable Law” means all laws, rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations to the extent applicable to the relevant party.

(e) To facilitate Servicer’s performance of the Services, the Trust shall (i) cause all of its service providers to promptly furnish any and all information to Servicer as reasonably requested; and (ii) ensure that Servicer has access to all relevant records and documents maintained by the Trust or any service provider to the Trust.

(f) If Servicer or any Representative is in doubt as to any action it should or should not take, Servicer or such Representative may request directions or advice from the Trust. If Servicer or any Representative shall be in doubt as to any question of law pertaining to any action a Representative should or should not take in its capacity as an officer of the Trust, Servicer or any Representative may request advice from counsel for the Trust at the sole expense of the Trust or counsel of its own choosing (who may be counsel for the Trust) at its own expense or, if pre-approved by the chairperson of the Trust (and if such position is vacant, approval by the Board), at the Trust’s expense. In the event of a conflict between directions or advice received from the Trust, and the advice it receives from counsel, the Service and/or Representative may rely upon and follow the advice of counsel. Nothing in this section shall be construed so as to impose an obligation upon the Servicer or any Representative (i) to seek such directions or advice, or (ii) to act in accordance with such directions or advice.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a) Servicer shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Servicer in writing. In rendering the Services, Servicer shall use its best judgment and efforts, exercise care and diligence, and act in good faith. None of Servicer nor any Representative shall be liable to the Trust or any of the Trust’s shareholders for any action or inaction of Servicer or any such Representative relating to any event whatsoever in the absence of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b) Further, none of Servicer nor any Representative shall be liable to the Trust or any of the Trust’s shareholders for any action taken, or failure to act, in good faith reliance upon: (i) the advice or opinion of legal counsel; and/or (ii) any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, instrument, report, notice, consent, order, or any other document or instrument which Servicer and/or the Representative reasonably believe in good faith to be genuine.

(c) The Trust agrees to indemnify and hold harmless Servicer, any Representative, and each of the Servicer’s members, officers, employees and agents (each, a “Servicer Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) Servicer’s or any Representative’s performance of duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Trust. Notwithstanding the foregoing, in no case is the indemnity of the Trust in favor of any Servicer Indemnitee to be deemed to protect the Servicer Indemnitee against any liability to which the Servicer Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(d) A Servicer Indemnitee that seeks indemnification under the terms of this Agreement must promptly give the Trust written notice of any legal action; but a delay in notice does not relieve the Trust of any liability to a Servicer Indemnitee, except to the extent the Trust shows that the delay prejudiced the defense of the action.

(e) The Trust may participate in the defense at any time or it may assume the defense by giving notice to the Servicer. After assuming the defense, the Trust: (i) must select an attorney that is satisfactory to the Servicer; (ii) is not liable to the Servicer Indemnitee for any later attorney’s fees or for any other later expenses that the Servicer Indemnitee incurs, except for reasonable investigation costs; (iii) must not compromise or settle the action without the Servicer Indemnitee’s consent (but the Servicer Indemnitee must not unreasonably withhold its consent); and (iv) is not liable for any compromise or settlement made without its consent.

(f) If the Trust fails to participate in or assume the defense within 15 days after receiving notice of the action, the Trust is bound by any determination made in the action or by any compromise or settlement made by the Servicer Indemnitee.

(g) Servicer shall not be liable for the actions or omissions of any of the Trust’s trustees, officers (except for the Officers), or service providers (except for the Servicer) to the Trust.

(h) The Trust agrees that Servicer, the Representatives, its members, employees, independent contractors, and officers shall not be liable to the Trust or its shareholders for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to this Agreement (collectively, a “Loss”) for an aggregate amount in excess of the fees paid by the Trust to Servicer in performing services hereunder during the twelve months immediately prior to the date of such Loss. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, gross negligence) or otherwise.

(i) In no event shall either party or their respective employees, officers, trustees and directors be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines).

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a) Servicer, represents and warrants to the Trust that:

(i) it is a limited liability company duly organized and in good standing under the laws of the State of Pennsylvania;

(ii) it is duly qualified to carry on its business in the State of Pennsylvania;

(iii) it is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv) all requisite corporate proceedings of Servicer have been taken to authorize Servicer to enter into this Agreement and perform its duties under this Agreement;

(v) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Servicer, enforceable against Servicer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi) it shall report to the Board promptly if Servicer learns about malfeasance on the part of any Officer or if an Officer is terminated as an officer of another fund for cause, or is terminated by Servicer.

(vii) it shall comply with all Applicable Laws.

(b) The Trust covenants, represents and warrants to Servicer that:

(i) it is a statutory trust duly organized and in good standing under the laws of the State of Massachusetts

(ii) it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii) all requisite corporate proceedings have been taken by the Trust to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv) it is an open-end management investment company registered under the 1940 Act;

(v) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi) a Registration Statement under the Securities Act and the 1940 Act is and will remain effective and appropriate state securities law filings have been made and will continue to be made with respect to the Trust;

(vii) upon approval by the Board, each Officer shall be covered by the Trust’s Directors & Officers Liability Insurance Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after an Officer ceases to serve as an officer of the Trust on substantially the same terms as such coverage is provided for all other Trust officers after such persons are no longer officers of the Trust; and (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for all other Trust officers (and for a period no less than six years). The Trust shall provide Servicer with proof of current coverage, including a copy of the Policy, and shall notify Servicer immediately should the Policy be cancelled or terminated. The Trust agrees that should the Trust or any officer of the Trust receive any monies from the Policy with respect to a Loss, the Trust will not seek recovery from Servicer with respect to same Loss; and

(viii) upon approval by the Board, each Officer shall be a named officer in the Trust’s corporate resolutions and subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a) Compensation. In consideration of the services provided by Servicer pursuant to this Agreement, the Trust shall pay Servicer the fees and expenses as set forth in this Section 5 and Appendix B hereto.

(b) Early Termination Fee. If the Board terminates this Agreement during: (x) the first two years of the Effective Date, the Trust will pay to the Servicer a fee equal to the greater of (i) the Annual Fees set forth on Appendix B hereto; or (ii) the Annual Fees remaining through the end of the initial term. Such fees will be paid at the rates contemplated in Appendix B, as amended from time to time, and any such fees shall be calculated as of the time of the effective date of the termination. The Trust agrees and acknowledges that the foregoing fee is designed to offset costs and risks to the Servicer and is not intended to be, nor shall it be deemed to be, a penalty payment.

(c) Expenses. The Trust shall also reimburse Servicer for reasonable out-of-pocket expenses incurred in the provision of services pursuant to this Agreement, including, but not limited to the following:

(i) reasonable travel expenses for Officer(s) attending Trust related meetings (e.g. Board meetings, advisor office visits, service provider office visits, due diligence meetings, and other travel expenses incurred in connection with travel requested by the Trust); communication, printing, copying and mailing costs for Trust related documents; registration fees and travel expenses for industry related events attended on behalf of the Trust;

(ii) any other expenses incurred in connection with the provision of the services pursuant to this agreement; and

(iii) any other expenses approved by the Trust.

(d) Except as otherwise set forth in in this section 5 and Appendix B hereto, all fees payable hereunder shall be accrued daily by the Trust and shall be payable monthly on the first business day of each calendar month for services to be performed during that calendar month. All out-of-pocket charges incurred by Servicer shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Trust shall pay to Servicer such compensation as shall be due and payable as of the effective date of termination.

(e) Servicer may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Trust counsel. The costs of any such advice or opinion shall be borne by the Trust.

(f) Pursuant to this Agreement, each Officer, upon approval of the Board, shall serve solely as an officer of the Trust; and none of the Servicer nor any Representative shall be responsible for, or have any obligation to pay, any of the expenses of the Trust. All Trust expenses shall be the sole obligation of the Trust, which shall pay or cause to be paid all Trust expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a) This Agreement shall become effective on the date indicated above or at such time as Servicer commences providing the Services, whichever is later (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Trust.

(b) This Agreement shall continue in effect for an initial term of two (2) years and will automatically renew for additional one (1) year term(s) following the conclusion of the initial term until terminated in accordance with the provisions hereof.

(c) This Agreement may be terminated at any time, (i) by the Board on ninety (90) days’ written notice to Servicer or (ii) by Servicer on ninety (90) days’ written notice to the Trust; provided, however, that the Board will have the right and authority to remove any Representative as a Trust officer at any time, with or without cause, without payment of any penalty. In the event of such removal, Servicer will use good faith efforts to designate another Representative, subject to the approval of the Board, to serve as temporary officer until the earlier of: (i) the designation of a new officer; or (ii) the termination of this Agreement. In the event that the Agreement is terminated by the Trust prior to the end of the term of the Agreement, Trust agrees to pay Servicer the remainder of the unpaid fees due pursuant to this Agreement, as applicable at the time. In the event that the Trust gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor officer(s), and all trailing expenses incurred by Servicer, will be borne by the Trust.

(d) The provisions of Sections 3, 6(d), 7, 11, and 13 shall survive any termination of this Agreement.

(e) This Agreement and the rights and duties under this Agreement shall not be assignable by either Servicer or the Trust except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the Applicable Law in connection with its use of confidential information. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information includes, but is not limited to: (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or Servicer, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or Servicer a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything designated as confidential.

(b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (i) is already known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is requested or required to be disclosed pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided that Servicer will provide the Trust written notice of the same, to the extent such notice is permitted); (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party; (vii) is Trust information provided by Servicer in connection with an independent third party compliance or other review; (viii) is necessary or appropriate for Servicer to release such information in connection with the provision of services under this Agreement; or (ix) has been or is independently developed or obtained by the receiving party.

SECTION 8. FORCE MAJEURE

Servicer shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply, provided that Servicer takes all reasonable steps under the circumstances to resume performance hereunder upon the abatement of the force majeure even. In addition, to the extent Servicer’s obligations hereunder are to oversee or monitor the activities of third parties, Servicer shall not be liable for any failure or delay in the performance of Servicer’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Servicer.

SECTION 9. ACTIVITIES OF Servicer

(a) Except to the extent necessary to perform Servicer’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Servicer’s right, or the right of any of Servicer’s managers, officers or employees who also may be a director, trustee, officer or employee of the Trust (including, without limitation, the President and Treasurer), or who are otherwise affiliated persons of the Trust, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b) Upon prior approval by the Trust, Servicer may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Servicer who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Servicer of its responsibilities hereunder. Servicer may pay those persons for their services, but no such payment will increase Servicer’s compensation or reimbursement of expenses from the Trust.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Servicer shall reasonably cooperate with the Trust’s independent public accountants and shall take reasonable action to make all necessary information under Servicer’s control available to the accountants for the performance of such accountants’ duties.

SECTION 11. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trust is a Massachusetts business trust. The Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts. The Trustees of the Trust and the shareholders of the Trust shall not be liable for any obligations of the Trust under this Agreement, and Servicer agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust.

SECTION 12. NON-SOLICITATION

During the term of this Agreement and for one year thereafter, the Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of Servicer’s Representatives or other employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a Representative or employee by the Trust if the Representative or employee was identified by such entity solely as a result of the Representative’s or employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

SECTION 13. SEVERAL OBLIGATIONS

The parties acknowledge that the rights and obligations of the Trusts hereunder are several and not joint, that no Trust shall be responsible for any obligation or liable for any amount owing by another Trust and that the parties have executed one instrument for convenience only.

SECTION 14. MISCELLANEOUS

(a) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(b) This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Servicer and Trust and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e) Any notice required or permitted to be given hereunder by either party to the other party shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Servicer or Trust, as the case may be. Notice shall be given to each party at the following address:

(i) To Servicer:	(ii) To Trust:
JW Fund Management LLC 1636 N Cedar Crest Blvd., Suite 161 Allentown, PA 18104 Attn.: Joel Weiss Phone: 856-528-3500	Hawaiian Tax-Free Trust 111 S. King St. cc770 Honolulu, HI 96813 Attn: Lawrence Komo Phone: 808-856-6753 With a copy to: Senior Executive Director Wealth Management Attn: Marco Abbruzzese

(f) Invoices for fees and expenses due to Servicer hereunder and as set forth in Appendix B hereto shall be sent by Servicer to the address furnished above unless and until changed by Trust (Trust to provide reasonable advance written notice of any change of billing address to Servicer).

(g) Nothing in this Agreement shall limit or restrict Servicer or any Representative from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

(h) Nothing contained in this Agreement is intended to or shall require Servicer, in any capacity hereunder, to perform any functions or duties on any day other than a Trust business day. Functions or duties normally scheduled to be performed on any day which is not a Trust business day shall be performed on, and as of, the next Trust business day, unless otherwise required by law.

(i) The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

(j) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

Hawaiian Tax-Free Trust

By:
Name:	Diana Herrmann
Title:	President

JW FUND MANAGEMENT LLC

By:
Name:	Joel Weiss
Title:	President